Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Third Quarter 2020 Financial and Operating Results and Provides Preliminary 2021 Outlook

Improved performance in the third quarter 2020 delivered net income of $4.6 million, Adjusted EBITDA of $136.0 million, and Distributable Cash Flow of $86.5 million, a 5% year-over-year increase

Third quarter results include positive free cash flow after capital expenditures and distributions, distribution coverage of 1.9x, leverage of 4.1x, approximately $450 million in liquidity and no near-term maturities until 2023

Bakken activities returned to pre-COVID levels including record natural gas volumes on the Arrow system driven by accelerated well-connect activity, enhanced well productivity and full resumption of normal operations

Based on year-to-date results and current activity across Crestwood’s assets, full-year Adjusted EBITDA expected to exceed midpoint of the revised 2020 guidance range of $520 million to $570 million

Enhanced approach to sustainability focused on reduced emissions with the adoption of a flaring minimization policy, increased leak detection and repair and membership to The Environmental Partnership

HOUSTON, TEXAS, October 27, 2020 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) today reported its financial and operating results for the three months ended September 30, 2020.

Third Quarter 2020 Highlights (1)

•	Third quarter 2020 net income of $4.6 million, compared to net income of $33.6 million in third quarter 2019

•	Third quarter 2020 Adjusted EBITDA of $136.0 million, compared to $140.9 million in the third quarter 2019

•	Third quarter 2020 distributable cash flow to common unitholders of $86.5 million; Third quarter 2020 coverage ratio was 1.9x

•	Ended September 30, 2020 with approximately $2.6 billion in total debt and a 4.1x leverage ratio; Crestwood had $780 million drawn under its $1.25 billion revolver as of September 30, 2020

•	Announced third quarter 2020 cash distribution of $0.625 per common unit, or $2.50 per common unit on an annualized basis, payable on November 13, 2020, to unitholders of record as of November 6, 2020

Management Commentary

“In the third quarter, Crestwood’s diversified portfolio once again produced solid cash flow, despite continued commodity volatility, generating Adjusted EBITDA of $136.0 million and Distributable Cash Flow of $86.5 million. Both performance metrics were above consensus estimates and drove strong financial results of 4.1x leverage and 1.9x coverage allowing us to maintain our quarterly distribution unchanged,” said Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “Our third quarter results were highlighted by record natural gas volumes on the Arrow

(1)	Please see non-GAAP reconciliation table included at the end of the press release.

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system, improved rig activity in the Bakken and Delaware Basin, strong demand for Crestwood’s natural gas and NGL storage assets and record natural gas transportation volumes across our Stagecoach pipelines in the Marcellus dry gas region. Additionally, our Marketing, Supply & Logistics segment continued to outperform expectations due largely to the NGL assets acquired in April 2020, which increased Crestwood’s NGL market share, hub access, storage capacity, customer base and optimization opportunities across the US.”

Mr. Phillips continued, “I am also pleased to announce that Crestwood achieved a key milestone of positive free cash flow after capital expenditures and distributions in the third quarter. When paired with the recent sale of our non-core Fayetteville assets, Crestwood has generated in excess of $50 million which we are using to reduce debt through the repayment of revolver borrowings and opportunistically repurchasing our 2023 senior notes. The improving fundamentals across the portfolio gives us confidence in the ability to deliver full-year Adjusted EBITDA in excess of the mid-point of our revised 2020 guidance range. Taking a peek into 2021, based on current forward pricing, we expect our assets to continue to perform well, with limited future capital expansions due to available capacity in all the areas we operate, and continue to generate free cash flow resulting in further debt reduction.”

Third Quarter 2020 Segment Results and Outlook

Gathering and Processing (G&P) segment EBITDA totaled $108.0 million in the third quarter 2020, an increase of 9% compared to $99.2 million in the third quarter 2019, which excludes a $20 million non-cash loss on the sale of the Fayetteville assets. Highlights during the third quarter 2020 include a 107% increase in Bakken natural gas processing volumes, a 31% increase in Bakken produced water gathering volumes, and a 25% increase in Bakken natural gas gathering volumes over third quarter 2019, combined with a full quarter contribution from the new Delaware Basin produced water gathering system which commenced service in April 2020. By the end of the quarter, all producers in the Bakken, Delaware Basin and Crestwood’s legacy gas basins had resumed normal operations with no commodity-price driven shut-ins while the Powder River Basin continued to experience lower volumes due to the ongoing Chesapeake Energy (“Chesapeake”) bankruptcy process. Crestwood expects higher Powder River Basin gas volumes during the fourth quarter 2020 as a result of improving natural gas prices. There is currently one rig and one completion crew operating on the Fort Berthold Indian Reservation in the Bakken and five rigs running on acreage dedicated to Crestwood in the Delaware Basin which will contribute additional well connects in the fourth quarter and drive increased volumes into 2021.

Storage and Transportation (S&T) segment EBITDA totaled $14.7 million in the third quarter 2020 compared to $17.3 million in the third quarter 2019. Third quarter 2020 natural gas storage and transportation volumes averaged 2.2 Bcf/d, which is flat compared to the third quarter 2019. In the third quarter 2020, a shift in producer capital to Northeast Pennsylvania combined with higher than normal volatility along the Gulf Coast due to weather and global LNG demand, drove increased utilization of Crestwood’s natural gas storage and transportation assets. Crestwood has a combined 76 Bcf of natural gas storage capacity strategically located in the Northeast and Gulf Coast, providing critical supply balancing services to Northeast utilities, Marcellus producers and Gulf Coast LNG, power generation and Mexican export markets. Natural gas fundamentals look favorable for the fourth quarter and into 2021 due to a robust forward curve supported by greater producer capital discipline, paired with strong residential and commercial demand and increased utilization of domestic LNG export facilities. Going forward, Crestwood’s natural gas storage assets are ideally situated to benefit from these market dynamics. At the COLT Hub, rail loading volumes increased 4% over the second quarter 2020 as producers brought existing production back online, completion crews returned to the basin, and as shippers began to increase utilization of crude-by-rail assets in light of the ongoing uncertainty of the Dakota Access Pipeline’s near-term operations.

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Marketing, Supply and Logistics (MS&L) segment EBITDA totaled $11.9 million in the third quarter 2020, compared to $26.1 million in the third quarter 2019. While both periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts, the MS&L segment during the third quarter 2019 benefitted from the recognition of seasonal spreads that are typically realized in the fourth quarter. During the third quarter 2020, the recently acquired NGL assets continued to outperform internal expectations driven by the successful integration of the assets that has provided an expanded operating footprint which allows Crestwood to capture additional market share, provides increased access to the Conway and Mont Belvieu NGL hubs, and further diversifies the NGL marketing and logistics platform. Third quarter results were offset by lower revenue from keep dry agreements due to reduced downstream refinery activity. Looking into the fourth quarter, Crestwood expects the MS&L segment to benefit from strong seasonal spreads, exposure to incremental hub markets, increased downstream market opportunities and further optimization of the newly acquired NGL assets.

Expenses

Combined O&M and G&A expenses, net of non-cash unit-based compensation, in the third quarter 2020 were $42.5 million compared to $47.9 million in the third quarter 2019. Crestwood fully realized its previously announced reductions in O&M and G&A during the quarter and expects the majority of these cost reductions to be permanent.

Fourth Quarter 2020 and Preliminary 2021 Outlook

Based on year-to-date results and current activity across all three operating segments, Crestwood expects to exceed the mid-point of its revised 2020 guidance range of $520 million to $570 million and continue to generate excess free cash flow after distributions in the fourth quarter, allowing the partnership to end the year with conservative leverage and coverage ratios. The improved outlook is a result of lower-than-expected producer shut-ins across the Bakken and Delaware Basin, new well activity in the Bakken, Delaware Basin and Barnett assets, record natural gas gathering and processing volumes on the Arrow system, strong demand for storage assets in the MS&L and S&T segments, and the successful integration of the newly acquired NGL assets.

Based on preliminary customer discussions, forecasted activity levels and 2021 commodity prices, Crestwood expects its 2021 outlook to be consistent with its revised 2020 guidance range. After completion of the company’s multi-year capital investments across the G&P portfolio, growth capital expenditures in 2021 should be at or below $40 million and 2021 maintenance capital to be at or below $20 million. Due to potential volatility in the sector, Crestwood expects to provide formal 2021 guidance in February 2021 as customer forecasts may be positively or negatively impacted by commodity prices, basin returns, capital availability and macroeconomic factors.

Robert T. Halpin, Executive Vice President and Chief Financial Officer, commented, “During the third quarter 2020, Crestwood achieved a significant milestone of generating positive free cash flow after capital expenditures and both common and preferred distributions, that we utilized to opportunistically begin repurchasing bonds and paying down the revolver. Based on our preliminary outlook for 2021, we remain pleased with the resiliency and forecast of the business and we expect to meaningfully grow free cash flow that will be utilized to strengthen the balance sheet by enhancing liquidity and further deleveraging.”

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Third Quarter 2020 Business Update

Bakken Update

During the third quarter 2020, the Arrow system averaged crude oil gathering volumes of 107 MBbls/d, natural gas gathering volumes of 119 MMcf/d, natural gas processing volumes of 115 MMcf/d, and water gathering volumes of 97 MBbls/d. By the end of the third quarter, all Arrow producers had resumed normal operations, which combined with 15 new three-product well connections and continued producer efficiencies, drove record natural gas gathering and processing volumes across the system, exceeding pre-COVID production levels. Additionally, as part of its on-going commitment to sustainability initiatives, Crestwood completed infrastructure projects to enhance its water gathering system which has led to increased system reliability and capacity to safely handle growing volumes that are expected to reach record levels during the fourth quarter and into 2021.

In the third quarter 2020, Crestwood invested $6 million in the Bakken primarily for optimizations and improvements for the Arrow water gathering system mentioned above. As producers reimburse Crestwood for the majority of well connect capital, the company expects the minimal remaining 2020 capital investment to be focused on optimization projects to support producer water volumes. Based on current producer forecasts, Crestwood estimates approximately 20 three-product wells to be connected to the Arrow system early in the fourth quarter driving increased volumes into early 2021. Additionally, there are estimated to be 35 to 40 three-product DUCs and 20 to 25 water only DUCs on Arrow acreage at the end of 2020 that are expected to be completed and connected to the Arrow system in 2021. Currently, WPX Energy (NYSE:WPX) has one active rig and one completion crew operating on Crestwood’s dedicated acreage and has recently publicly commented on maintaining current levels of activity through 2021. Driven by the current DUC inventory, this level of activity is expected to maintain stable year-over-year cash flow across the Arrow system in 2021 with limited additional capital investment.

Powder River Basin Update

During the third quarter 2020, the Powder River Basin system averaged gathering and processing volumes of 72 MMcf/d. Volumes in the third quarter 2020 continued to be affected by Jackalope’s anchor customer, Chesapeake, shutting-in a portion of its wells in the second quarter due to the depressed commodity price environment and its on-going bankruptcy process. Crestwood expects Chesapeake’s shut-in wells to be brought back online during the coming months, assuming the current commodity pricing outlook. As part of Chesapeake’s on-going bankruptcy process, the company listed the Powder River Basin as one of five key regions in its long-term financial projections filed in the Amended Disclosure Statement on October 8, 2020.

During the third quarter, Crestwood invested $5 million of final costs associated with the Bucking Horse II expansion. Crestwood is actively engaged with other producers in the basin in an effort to optimize Bucking Horse utilization, reduce operating costs and to provide better recoveries and improved netbacks for producers in the current commodity price environment. Additionally, based on preliminary producer conversations, Crestwood expects completion of the DUC inventory of 10 to 15 new wells to the Jackalope system in mid-2021.

Delaware Basin Update

During the third quarter 2020, Crestwood’s Delaware Basin natural gas gathering assets averaged volumes of 184 MMcf/d, a 6% increase compared to 174 MMcf/d in third quarter 2019. The increase in gathering volumes in the Delaware Basin was driven by a 44% increase in natural gas gathering volumes on the Willow Lake system, partially offset by lower Nautilus volumes as a result of frac protection as

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drilling and completion activity resumed and storm related shut-ins in the latter half of the quarter. Produced water gathering and disposal volumes averaged 46 MBbls/d during the third quarter and Crestwood expects volumes to continue to increase in the fourth quarter as production on the system continues to rise. Currently, there are five rigs running on Crestwood’s Delaware Permian acreage, two on the Willow Lake system by Concho Resources (NYSE: CXO) and three on the Nautilus system by Royal Dutch Shell PLC, that are expected to result in 15 to 20 well connects in the fourth quarter and increased volumes in early 2021.

Legacy Natural Gas Basin Update

Effective October 1, 2020, as part of Crestwood’s strategy to strengthen its balance sheet and enhance liquidity, Crestwood sold its Fayetteville shale gathering assets for $23 million. In the Barnett shale, Crestwood anticipates a rig operating on its Lake Arlington gathering system during fourth quarter, resulting in eight to ten new wells to be connected in early 2021 and year-over-year cash flow growth in 2021. In the SW Marcellus, Crestwood’s gathering and compression volumes are supported by Antero Resources (NYSE: AR) which recently announced a volumetric production payment that should mitigate future shut-in risk and maintain natural field decline.

Capitalization and Liquidity Update

In the third quarter 2020, Crestwood invested approximately $11 million in growth capital, generated approximately $30 million in free cash flow after distributions(1) and reduced total debt through a combination of repaying borrowings on its revolving credit facility and opportunistically repurchasing senior notes at a discount to par. Looking to the fourth quarter and into 2021, Crestwood expects improving cash flow, reduced growth and maintenance capital expenditures and proceeds from asset divestitures to generate increasing free cash flow after distributions which will be used to maximize liquidity and reduce debt further.

As of September 30, 2020, Crestwood had approximately $2.6 billion of debt outstanding, comprised of $1.793 billion of fixed-rate senior notes and $780 million outstanding under its $1.25 billion revolving credit facility, resulting in a leverage ratio of 4.1x. Crestwood currently has approximately $450 million of liquidity under its revolving credit facility. Based on year-to-date results and the current forecast for the fourth quarter, Crestwood anticipates a leverage ratio at or below 4.25x for full-year 2020 and remains committed to achieving a leverage ratio of 4.0x or less over the next 12 to 18 months. Going forward, the company expects to use availability under the revolver and free cash flow to manage its future capital needs and will continue to evaluate opportunistic non-core asset divestitures to further accelerate the strategy of preserving balance sheet strength through this down cycle.

Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) which pay a fixed-rate annual cash distribution of 9.25%, payable quarterly. The preferred units are listed on the New York Stock Exchange and trade under the ticker symbol CEQP-P.

Sustainability Program Update

Earlier this year, Crestwood published its 2019 sustainability report entitled Embracing a Culture of Sustainability. The second annual report provides enhanced transparency on the company’s environmental, social and governance (ESG) performance. This report also highlights Crestwood’s commitment to environmental stewardship and reducing its operational footprint and emissions. Crestwood is actively working toward implementing an emissions reduction program that includes the

(1)	Free cash flow is defined as distributable cash flow attributable to common unitholders less growth capital expenditures and distributions to common unitholders

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adoption of a flaring minimization policy across its gathering and processing assets and reducing methane emissions through increasing capital investments to enhance voluntary practices on leak detection and repair, as well as installing new equipment and technologies at its key assets and employing renewable supply sources for field level energy requirements. As society evolves through the energy transition, Crestwood expects that its natural gas focused assets will continue to provide necessary energy supply to meet long-term energy demand while balancing reduced carbon emissions. Further highlighting the company’s commitment to reducing emissions, Crestwood recently joined The Environmental Partnership, a group of companies within the energy industry with the intention of accelerating improvements in environmental performance within the production and transmission of fossil fuels across the country in an effort to collectively set best-in-class standards for sustainable energy operations.

Mr. Phillips commented, “Sustainability is the foundation of how we manage our business to achieve long-term success and generate unitholder value. By joining The Environmental Partnership and implementing a flaring minimization policy, we continue to position Crestwood for operational success while demonstrating our commitment to reducing emissions and minimizing our environmental footprint. We know that by working collectively as an industry, we can meet our shared goal of delivering the nation’s energy in a reliable, safe and sustainable manner and showcase the resiliency of our sector in a rapidly evolving industry.”

For more information on Crestwood’s approach to sustainability, please visit https://esg.crestwoodlp.com.

Upcoming Conference Participation

Crestwood’s management intends to participate in the following upcoming virtual investor conferences. Prior to the start of each conference, new presentation materials may be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	RBC Capital Markets Midstream and Energy Infrastructure Conference, November 18 – 19, 2020

•	Capital One Securities 15th Annual Energy Conference, December 7 – 9, 2020

•	Wells Fargo Securities Midstream and Utility Symposium, December 8 – 9, 2020

•	UBS Midstream, Winter Infrastructure & Energy One-on-One Conference, January 11 – 13, 2021

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the internet. Investors will be able to connect to the webcast via the Investors page of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income, or any other GAAP measure of liquidity or financial performance.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. Visit Crestwood Equity Partners LP at http://www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

Crestwood Equity Partners LP

Investor Contacts

Josh Wannarka, 917-922-1746

josh.wannarka@crestwoodlp.com

Senior Vice President, Investor Relations, ESG and Corporate Communications

Rhianna Disch, 713-380-3006

rhianna.disch@crestwoodlp.com

Director, Investor Relations

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CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except per unit data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Gathering and processing	$145.2	$257.8	$474.6	$639.8
Storage and transportation	3.5	4.1	10.1	16.8
Marketing, supply and logistics	359.6	561.4	1,089.2	1,682.8
Related party	10.9	0.3	25.9	2.8

Total revenues	519.2	823.6	1,599.8	2,342.2
Cost of products/services sold	358.7	657.4	1,118.8	1,890.2

Operating expenses and other:
Operations and maintenance	31.0	36.0	100.2	99.3
General and administrative	19.6	24.9	64.0	84.4
Depreciation, amortization and accretion	60.8	51.5	177.9	140.6
Loss on long-lived assets, net	21.3	0.1	26.1	2.1
Goodwill impairment	—	—	80.3	—
Gain on acquisition	—	—	—	(209.4)

	132.7	112.5	448.5	117.0
Operating income	27.8	53.7	32.5	335.0
Earnings from unconsolidated affiliates, net	10.5	10.4	24.4	21.0
Interest and debt expense, net	(33.7)	(30.6)	(100.3)	(83.3)
Other income, net	—	0.1	0.2	0.3

Income (loss) before income taxes	4.6	33.6	(43.2)	273.0
(Provision) benefit for income taxes	—	—	0.1	(0.3)

Net income (loss)	4.6	33.6	(43.1)	272.7
Net income attributable to non-controlling partner	10.3	9.9	30.4	24.5

Net income (loss) attributable to Crestwood Equity Partners LP	(5.7)	23.7	(73.5)	248.2
Net income attributable to preferred units	15.0	15.0	45.0	45.0

Net income (loss) attributable to partners	$(20.7)	$8.7	$(118.5)	$203.2

Subordinated unitholders’ interest in net income	$—	$0.1	$—	$1.2

Common unitholders’ interest in net income (loss)	$(20.7)	$8.6	$(118.5)	$202.0

Net income (loss) per limited partner unit:
Basic	$(0.28)	$0.12	$(1.62)	$2.81

Diluted	$(0.28)	$0.12	$(1.62)	$2.66

Weighted-average limited partners’ units outstanding:
Basic	73.4	71.8	73.1	71.8
Dilutive	—	3.7	—	4.6

Diluted	73.4	75.5	73.1	76.4

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CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	September 30, 2020	December 31, 2019
	(unaudited)
Cash	$14.5	$25.7

Outstanding debt:
Revolving Credit Facility	$779.8	$557.0
Senior Notes	1,793.2	1,800.0
Other	0.4	0.6

Subtotal	2,573.4	2,357.6
Less: deferred financing costs, net	24.3	29.1

Total debt	$2,549.1	$2,328.5

Partners’ capital
Total partners’ capital	$1,685.2	$1,932.8
Common units outstanding	74.0	72.3

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
EBITDA
Net income (loss)	$4.6	$33.6	$(43.1)	$272.7
Interest and debt expense, net	33.7	30.6	100.3	83.3
Provision (benefit) for income taxes	—	—	(0.1)	0.3
Depreciation, amortization and accretion	60.8	51.5	177.9	140.6

EBITDA (a)	$99.1	$115.7	$235.0	$496.9
Significant items impacting EBITDA:
Unit-based compensation charges	8.1	13.0	17.3	41.6
Loss on long-lived assets, net	21.3	0.1	26.1	2.1
Gain on acquisition	—	—	—	(209.4)
Goodwill impairment	—	—	80.3	—
Earnings from unconsolidated affiliates, net	(10.5)	(10.4)	(24.4)	(21.0)
Adjusted EBITDA from unconsolidated affiliates, net	20.4	20.1	57.6	53.7
Change in fair value of commodity inventory-related derivative contracts	(3.0)	2.1	12.7	6.9
Significant transaction and environmental related costs and other items	0.6	0.3	10.6	6.7

Adjusted EBITDA (a)	$136.0	$140.9	$415.2	$377.5

Distributable Cash Flow (b)
Adjusted EBITDA (a)	$136.0	$140.9	$415.2	$377.5
Cash interest expense (c)	(32.2)	(32.9)	(98.2)	(90.1)
Maintenance capital expenditures (d)	(1.6)	(6.5)	(8.0)	(13.9)
Adjusted EBITDA from unconsolidated affiliates, net	(20.4)	(20.1)	(57.6)	(53.7)
Distributable cash flow from unconsolidated affiliates	19.5	18.4	54.5	49.6
PRB cash received in excess of recognized revenues (e)	9.5	6.9	21.7	12.9
(Provision) benefit for income taxes	—	—	0.1	(0.3)

Distributable cash flow attributable to CEQP	110.8	106.7	327.7	282.0
Distributions to preferred	(15.0)	(15.0)	(45.0)	(45.0)
Distributions to Niobrara preferred	(9.3)	(9.2)	(27.8)	(21.7)

Distributable cash flow attributable to CEQP common	$86.5	$82.5	$254.9	$215.3

(a)

EBITDA is defined as income before income taxes, plus interest and debt expense, net and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share (based on the distribution percentage) of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Cash interest expense less amortization of deferred financing costs.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
EBITDA
Net cash provided by operating activities	$111.9	$84.4	$295.3	$278.3
Net changes in operating assets and liabilities	(15.5)	15.8	(26.9)	(19.2)
Amortization of debt-related deferred costs	(1.7)	(1.7)	(4.9)	(4.6)
Interest and debt expense, net	33.7	30.6	100.3	83.3
Unit-based compensation charges	(8.1)	(13.0)	(17.3)	(41.6)
Loss on long-lived assets, net	(21.3)	(0.1)	(26.1)	(2.1)
Gain on acquisition	—	—	—	209.4
Goodwill impairment	—	—	(80.3)	—
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	—	(0.6)	(5.4)	(6.9)
Deferred income taxes	0.1	0.3	0.4	—
Provision (benefit) for income taxes	—	—	(0.1)	0.3

EBITDA (a)	$99.1	$115.7	$235.0	$496.9
Unit-based compensation charges	8.1	13.0	17.3	41.6
Loss on long-lived assets, net	21.3	0.1	26.1	2.1
Gain on acquisition	—	—	—	(209.4)
Goodwill impairment	—	—	80.3	—
Earnings from unconsolidated affiliates, net	(10.5)	(10.4)	(24.4)	(21.0)
Adjusted EBITDA from unconsolidated affiliates, net	20.4	20.1	57.6	53.7
Change in fair value of commodity inventory-related derivative contracts	(3.0)	2.1	12.7	6.9
Significant transaction and environmental related costs and other items	0.6	0.3	10.6	6.7

Adjusted EBITDA (a)	$136.0	$140.9	$415.2	$377.5

(a)

EBITDA is defined as income before income taxes, plus interest and debt expense, net and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Gathering and Processing
Revenues	$190.1	$291.4	$573.8	$751.6
Costs of product/services sold	63.2	164.1	192.8	411.0
Operations and maintenance expenses	19.4	27.5	65.7	70.2
Loss on long-lived assets, net	(19.1)	(0.1)	(23.7)	(2.1)
Gain on acquisition	—	—	—	209.4
Goodwill impairment	—	—	(80.3)	—
Earnings (loss) from unconsolidated affiliates, net	0.5	(0.5)	0.3	(3.5)

EBITDA	$88.9	$99.2	$211.6	$474.2

Storage and Transportation
Revenues	$5.4	$7.6	$17.0	$27.1
Costs of product/services sold	—	0.1	0.3	0.1
Operations and maintenance expenses	0.7	1.1	2.8	3.0
Earnings from unconsolidated affiliates, net	10.0	10.9	24.1	24.5

EBITDA	$14.7	$17.3	$38.0	$48.5

Marketing, Supply and Logistics
Revenues	$323.7	$524.6	$1,009.0	$1,563.5
Costs of product/services sold	295.5	493.2	925.7	1,479.1
Operations and maintenance expenses	10.9	7.4	31.7	26.1
Loss on long-lived assets, net	(2.4)	—	(2.6)	(0.2)

EBITDA	$14.9	$24.0	$49.0	$58.1
Total Segment EBITDA	$118.5	$140.5	$298.6	$580.8
Corporate	(19.4)	(24.8)	(63.6)	(83.9)

EBITDA	$99.1	$115.7	$235.0	$496.9

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Gathering and Processing
Gas gathering volumes (MMcf/d)
Bakken - Arrow	119.1	95.1	109.3	83.0
Powder River Basin - Jackalope	72.1	149.7	105.5	142.4
Marcellus	250.2	289.4	259.9	301.9
Barnett	213.1	241.6	224.5	251.1
Delaware (a)	184.4	173.9	201.6	172.2
Other	28.9	31.8	27.5	35.6

Total gas gathering volumes	867.8	981.5	928.3	986.2
Processing volumes (MMcf/d)
Bakken - Arrow	114.9	55.4	103.9	40.6
Powder River Basin - Jackalope	71.5	128.7	99.9	124.0
Other	141.8	178.4	143.0	160.9

Total processing volumes	328.2	362.5	346.8	325.5
Compression volumes (MMcf/d)	358.4	378.6	357.4	375.2
Arrow
Bakken - Crude oil gathering volumes (MBbls/d)	107.0	108.6	107.7	96.8
Bakken - Water gathering volumes (MBbls/d)	96.9	73.7	86.4	64.5
Delaware (a) - Water gathering volumes (MBbls/d)	46.4	—	29.1	—

Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf) (a)	34.4	34.4	34.5	33.4
% of operational capacity contracted	99%	99%	99%	96%
Firm storage services (MMcf/d) (a)	195.3	187.5	176.3	224.5
Interruptible storage services (MMcf/d) (a)	—	32.8	0.7	19.6
Northeast Transportation - firm contracted capacity (MMcf/d) (a)	1,674.1	1,695.4	1,634.2	1,580.8
% of operational capacity contracted	92%	93%	89%	86%
Firm services (MMcf/d) (a)	1,657.4	1,511.7	1,471.7	1,371.9
Interruptible services (MMcf/d) (a)	11.0	5.0	19.9	13.3
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	30.5	28.5	30.1	28.5
% of operational capacity contracted	79%	74%	78%	74%
Firm storage services (MMcf/d) (a)	285.4	345.6	297.3	335.3
Interruptible services (MMcf/d) (a)	52.1	77.7	64.3	59.5
COLT Hub
Rail loading (MBbls/d)	42.4	46.8	48.0	55.3
Outbound pipeline (MBbls/d) (b)	22.6	22.8	15.3	17.2

Marketing, Supply and Logistics
NGL volumes sold or processed (MBbls/d)	78.5	89.9	81.3	92.9
NGL volumes trucked (MBbls/d)	14.9	29.6	18.1	37.2

(a)	Represents 50% owned joint venture, operational data reported is at 100%.
(b)	Represents only throughput leaving the terminal.